Exhibit 5.2

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

March 6, 2018

Chubb Limited

Bärengasse 32

Zurich, Switzerland CH-8001

Chubb INA Holdings Inc.

436 Walnut Street, WA06K

Philadelphia, PA 19106

Re:	Chubb Limited
Chubb INA Holdings Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented Chubb Limited, a Swiss company limited by shares (Aktiengesellschaft) (“Chubb”), and Chubb INA Holdings, Inc., a Delaware corporation (“Chubb INA”) in connection (i) with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (No. 333-207570) (the “Registration Statement”) relating to, among other things Chubb INA’s debt securities, which are fully and unconditionally guaranteed (the “Guarantee”) by Chubb and (ii) the offer and sale of (a) €900,000,000 aggregate principal amount of Chubb INA’s 1.550% Senior Notes due 2028 and (b) €900,000,000 aggregate principal amount of Chubb INA’s 2.500% Senior Notes due 2038 (together, the “Notes”).

In rendering the opinions expressed herein, we have examined (i) the Indenture, dated as of August 1, 1999 (the “Indenture”), among Chubb, Chubb INA and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”), as supplemented from time to time; (ii) the Notes and (iii) the Guarantee.

In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than Chubb INA, we have assumed the due authorization, execution and delivery of all documents, and, with respect to all parties other than Chubb INA and Chubb, we have assumed the validity and enforceability of all documents against all parties thereto, other than Chubb INA and Chubb, in accordance with their respective terms.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

March 6, 2018

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of Chubb INA and Chubb and of public officials issued with respect to Chubb INA and Chubb.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) Chubb INA is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

(ii) the Indenture has been duly authorized, executed and delivered by Chubb INA and (assuming the Indenture has been duly authorized, executed and delivered by Chubb and the Trustee), the Indenture constitutes a valid and binding agreement of Chubb INA and Chubb, enforceable against Chubb INA and Chubb in accordance with its terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture;

(iii) the Notes have been duly authorized and executed by Chubb INA and, assuming the due authentication thereof in the manner provided for in the Indenture and delivery against payment of the consideration therefor, constitute valid and binding obligations of Chubb INA, enforceable against Chubb INA in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(iv) assuming the Guarantee has been duly authorized by Chubb under Swiss law, the Guarantee constitutes a legal, valid and binding obligation of Chubb enforceable against Chubb in accordance with its terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture;

Mayer Brown LLP

March 6, 2018

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of Illinois and New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

ESB:LNR:CMM